Exhibit 99.1

The Habit Restaurants, Inc. Announces Fourth Quarter and Full Year 2016 Financial Results

IRVINE, CA, March 2, 2017 – The Habit Restaurants, Inc. (NASDAQ: HABT) (“The Habit” or the “Company”), today announced financial results for its fourth quarter and full year ended December 27, 2016.

Highlights for the fourth quarter ended December 27, 2016:

•	Total revenue increased 21.8% to $73.9 million compared to $60.6 million in the fourth quarter of 2015.
•	Company-operated comparable restaurant sales increased 1.7% as compared to the fourth quarter of 2015.
•	Net income was $1.3 million, or $0.07 per diluted weighted average share, compared to $0.5 million, or $0.04 per diluted weighted average share, in the fourth quarter of 2015.
•

Adjusted fully distributed pro forma net income(1) was $1.8 million, or $0.07 per fully distributed weighted average share compared with $1.2 million, or $0.05 per fully distributed weighted average share for the fourth quarter of 2015.

•	Adjusted EBITDA(1) was $8.4 million compared to $6.8 million for the fourth quarter of 2015.
•

The Company opened 11 new company-operated restaurants and two franchised restaurants during the fourth quarter and closed one company-operated restaurant during the fourth quarter. As of December 27, 2016, the Company had 162 company-operated locations and 10 franchised/licensed locations (excluding six licensed locations in Santa Barbara County, California) for a system-wide total of 172 locations.

(1)

Adjusted fully distributed pro forma net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures,” included herein.

“Our fourth quarter results included a 21.8% increase in total revenue and our 52nd consecutive quarter of positive comparable restaurant sales. We’re particularly proud of these results as they occurred during a fiercely competitive environment in the restaurant industry. Our growth in the quarter was driven by innovation, new digital marketing campaigns as well as our long-standing strategy of providing a differentiated high-quality fast-casual experience at a tremendous every day value,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc. “We opened 11 new company-operated Habit Burger Grills during the quarter. These openings included three locations in Florida, one in New Jersey, one in Arizona and six locations in California. In addition, we opened two franchise locations, one in Dubai and one in Sharjah. These are our first international locations”

Fourth Quarter 2016 Financial Results Compared to Fourth Quarter 2015

Total revenue was $73.9 million in the fourth quarter of 2016, compared to $60.6 million in the fourth quarter of 2015.

Company-operated comparable restaurant sales increased 1.7% for the quarter ended December 27, 2016. The increase in company-operated comparable restaurant sales was driven primarily by a 2.2% increase in average transaction amount partially offset by a 0.5% decrease in transactions.

Net income for the fourth quarter of 2016 was $1.3 million, or $0.07 per diluted weighted average share compared to $0.5 million, or $0.04 per diluted weighted average share in the fourth quarter of 2015.

Adjusted fully distributed pro forma net income in the fourth quarter of 2016 was $1.8 million, or $0.07 per fully distributed weighted average share, compared to $1.2 million, or $0.05 per fully distributed weighted average share, in the fourth quarter of 2015. A reconciliation between GAAP net income and adjusted fully distributed pro forma net income is included in the accompanying financial data.

Fiscal Year 2016 Financial Results Compared to Fiscal Year 2015

Total revenue was $283.8 million in fiscal year 2016, compared to $230.6 million in fiscal year 2015.

Company-operated comparable restaurant sales increased 1.9% for the year ended December 27, 2016. The increase in company-operated comparable restaurant sales was driven primarily by a 3.3% increase in average transaction amount partially offset by a 1.4% decrease in transactions.

Net income for fiscal year 2016 was $4.7 million, or $0.27 per diluted weighted average share compared to $2.8 million, or $0.22 per diluted weighted average share in fiscal year 2015.

Adjusted fully distributed pro forma net income in fiscal year 2016 was $8.0 million, or $0.31 per fully distributed weighted average share, compared to $7.4 million, or $0.29 per fully distributed weighted average share, in fiscal year 2015. A reconciliation between GAAP net income and adjusted fully distributed pro forma net income is included in the accompanying financial data.

2017 Outlook

The Company currently anticipates the following for its fiscal year 2017:

•	Total revenue between $338 million to $342 million;
•	Company-operated comparable restaurant sales growth of approximately 2.0% with the first quarter flat to slightly positive;
•	The opening of 31 to 33 company-operated restaurants and five to seven franchised/licensed restaurants;
•	Restaurant contribution margin of approximately 20.0%;
•	General and administrative expenses of $33.5 million to $34.0 million;
•	Depreciation and amortization expense of a little less than $19.0 million;
•	Capital expenditures of $44.0 million to $47.0 million; and
•

An effective pro forma tax rate of approximately 41.5%, which assumes the conversion of all common units of The Habit Restaurants, LLC for shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which would eliminate the non-controlling interests.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter and full year 2016 today at 5:00 PM Eastern Time. Russ Bendel, President and Chief Executive Officer, and Ira Fils, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing (855) 327-6837 or for international callers by dialing (778) 327-3988. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10002354. The replay will be available until Thursday, March 9, 2017. The conference call will also be webcast live from the Company’s corporate website at ir.habitburger.com under the “Events” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales in our comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations. We operate on a 4-4-5 calendar, each accounting period will consist of either four or five weeks with the exception of a 53-week year, where the last period contains six weeks.

Average Unit Volumes (AUVs) are calculated by dividing revenue for the trailing 52-week period for all company-operated restaurants that have operated for 12 full accounting periods by the total number of restaurants open for such period.

Adjusted fully distributed pro forma net income includes net income attributable to The Habit (i) excluding income tax expense, (ii) excluding the effect of non-recurring items, (iii) assuming the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which results in the elimination of non-controlling interests in The Habit Restaurants, LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed pro forma net income before income taxes at our estimated long term effective income tax rate. Adjusted fully distributed pro forma net income is a non-GAAP financial measure because it represents net income attributable to The Habit, before non-recurring items and the effects of non-controlling interests in The Habit Restaurants, LLC. We use adjusted fully distributed pro forma net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone and eliminates the variability of non-controlling interests as a result of member owner exchanges of common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

Adjusted fully distributed pro forma net income per fully distributed weighted average share is calculated using adjusted fully distributed pro forma net income as defined above and assumes the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

EBITDA, a non-GAAP measure, represents net income before interest expense, net, provision for income taxes, and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, represents EBITDA plus pre-opening costs, stock-based compensation, loss on disposal of assets, and offering and exchange related expenses.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a fast casual restaurant concept that specializes in preparing fresh, made-to-order char-grilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade albacore tuna cooked over an open flame. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 170 restaurants in 15 markets throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington and Maryland as well as international locations in the United Arab Emirates.

Contacts

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our soon to be filed annual report on Form 10-K for the year ended December 27, 2016, including the sections thereof captioned “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These filings and others are available online at www.sec.gov, ir.habitburger.com or upon request from The Habit.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those discussed above. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, when analyzing the Company’s operating performance, investors should not consider adjusted earnings per fully distributed weighted average share or adjusted fully distributed pro forma net income in isolation or as substitutes for net income (loss), cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with U.S. GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies.

Consolidated Statement of Operations Data (unaudited):

Our operating results are presented as a percentage of total revenue, with the exception of restaurant operating costs, depreciation and amortization expense, pre-opening costs and loss on disposal of assets, which are presented as a percentage of restaurant revenue.

	13 Weeks Ended				52 Weeks Ended
(amounts in thousands except share and per share data)	December 27, 2016		December 29, 2015		December 27, 2016		December 29, 2015
Revenue
Restaurant revenue	$73,403	99.4%	$60,462	99.7%	$282,819	99.7%	$230,258	99.9%
Franchise/license revenue	449	0.6%	179	0.3%	991	0.3%	344	0.1%
Total revenue	73,852	100.0%	60,641	100.0%	283,810	100.0%	230,602	100.0%
Operating expenses
Restaurant operating costs (excluding depreciation and amortization)
Food and paper costs	21,545	29.4%	19,042	31.5%	84,585	29.9%	73,797	32.0%
Labor and related expenses	24,548	33.4%	19,118	31.6%	92,588	32.7%	70,784	30.7%
Occupancy and other operating expenses	12,530	17.1%	9,774	16.2%	46,352	16.4%	35,495	15.4%
General and administrative expenses	7,294	9.9%	6,282	10.4%	28,849	10.2%	23,308	10.1%
Offering and exchange related expenses	253	0.3%	504	0.8%	674	0.2%	1,721	0.7%
Depreciation and amortization expense	4,101	5.6%	3,149	5.2%	14,880	5.3%	11,312	4.9%
Pre-opening costs	813	1.1%	954	1.6%	2,174	0.8%	2,296	1.0%
Loss on disposal of assets	18	0.0%	56	0.1%	128	0.0%	114	0.0%
Total operating expenses	71,102	96.3%	58,879	97.1%	270,230	95.2%	218,827	94.9%
Income from operations	2,750	3.7%	1,762	2.9%	13,580	4.8%	11,775	5.1%
Other expenses
Interest expense, net	179	0.2%	110	0.2%	634	0.2%	451	0.2%
Income before income taxes	2,571	3.5%	1,652	2.7%	12,946	4.6%	11,324	4.9%
Provision for income taxes	607	0.8%	384	0.6%	3,646	1.3%	2,473	1.1%
Net income	1,964	2.7%	1,268	2.1%	9,300	3.3%	8,851	3.8%
Less: net income attributable to non-controlling interests	(644)	-0.9%	(778)	-1.3%	(4,640)	-1.6%	(6,082)	-2.6%
Net income attributable to The Habit Restaurants, Inc.	$1,320	1.8%	$490	0.8%	$4,660	1.6%	$2,769	1.2%
Net income attributable to The Habit Restaurants, Inc. per share Class A common stock:
Basic	$0.07		$0.04		$0.27		$0.22
Diluted	$0.07		$0.04		$0.27		$0.22
Weighted average shares of Class A common stock outstanding:
Basic	19,501,665		13,759,754		17,139,777		12,445,138
Diluted	19,509,244		13,761,493		17,148,466		12,451,962

Selected Balance Sheet and Selected Operating Data (unaudited):

Balance Sheet Data	December 27, 2016	December 29, 2015
(dollar amounts in thousands)
Balance Sheet Data-Consolidated (at period end):
Cash and cash equivalents	$44,192	$46,991
Property and equipment, net(a)	102,857	81,524
Total assets	330,366	256,711
Total debt(b)	6,036	2,436
Total stockholders' equity	143,887	131,932

(a)	Property and equipment, net consists of property owned or leased, net of accumulated depreciation and amortization.
(b)	Total debt consists of deemed landlord financing.

	13 Weeks Ended
Selected Operating Data	December 27, 2016	December 29, 2015
Other Operating Data:
Total restaurants at end of period	172	142
Company-operated restaurants at end of period	162	137
Company-operated comparable restaurant sales growth(a)	1.7%	3.3%
Company-operated average unit volumes	$1,917	$1,919

	52 Weeks Ended
Selected Operating Data	December 27, 2016	December 29, 2015
Other Operating Data:
Company-operated comparable restaurant sales growth(a)	1.9%	6.4%

(a)

Company-operated comparable restaurant sales growth reflects the change in year-over-year sales for the company-operated comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations.

The following table includes a reconciliation of net income to adjusted EBITDA:

	13 Weeks Ended		52 Weeks Ended
Adjusted EBITDA Reconciliation	December 27, 2016	December 29, 2015	December 27, 2016	December 29, 2015
(amounts in thousands)
Net income	$1,964	$1,268	$9,300	$8,851
Non-GAAP adjustments:
Provision for income taxes	607	384	3,646	2,473
Interest expense, net	179	110	634	451
Depreciation and amortization	4,101	3,149	14,880	11,312
EBITDA	6,851	4,911	28,460	23,087
Stock-based compensation expense(a)	503	348	1,870	1,200
Loss on disposal of assets(b)	18	56	128	114
Pre-opening costs(c)	813	954	2,174	2,296
Offering and exchange related expenses(d)	253	504	674	1,721
Adjusted EBITDA	$8,438	$6,773	$33,306	$28,418

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacements or write-off of leasehold improvements or equipment.
(c)

Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include net occupancy costs incurred between the date of possession and opening date of our restaurants.

(d)

Beginning in 2016, this category includes costs associated with the exchange of LLC Units into shares of Class A common stock by members of The Habit Restaurants, LLC (the “Continuing LLC Owners”) pursuant to its Amended and Restated Limited Liability Company Agreement, dated as of April 5, 2015, as amended on May 16, 2016 (as amended, the “LLC Agreement”). There were no such exchanges or costs incurred in the comparable 2015 periods.

The following is a reconciliation of GAAP net income and net income per share to adjusted fully distributed pro forma net income and adjusted fully distributed pro forma net income per share:

	13 Weeks Ended		52 Weeks Ended
(dollar amounts in thousands)	December 27, 2016	December 29, 2015	December 27, 2016	December 29, 2015
Net income	$1,964	$1,268	$9,300	$8,851
Offering and exchange related expenses(a)	253	504	674	1,721
Income tax expense as reported	607	384	3,646	2,473
Fully distributed pro forma net income before income taxes	2,824	2,156	13,620	13,045
Income tax expense on fully distributed pro forma income before income taxes(b)	1,073	967	5,607	5,630
Adjusted fully distributed pro forma net income	$1,751	$1,189	$8,013	$7,415
Adjusted fully distributed pro forma net income per share of Class A common stock:
Basic	$0.07	$0.05	$0.31	$0.29
Diluted	$0.07	$0.05	$0.31	$0.29
Weighted average shares of Class A common stock outstanding used in computing adjusted fully distributed pro forma net income(c):
Basic	26,000,356	26,001,236	26,003,484	26,001,912
Diluted	26,007,935	26,002,975	26,012,173	26,008,736

(a)

Includes public offering related costs in fiscal 2015 and beginning in 2016, this category includes costs associated with the exchange of common units of The Habit Restaurants, LLC (“LLC Units”) to Class A common stock by the Continuing LLC Owners pursuant to the LLC Agreement. There were no such exchanges or exchange related costs incurred in the comparable 2015 periods.

(b)

Reflects income tax expense at an effective rate of 41.17% and 43.16% for fiscal years 2016 and 2015, respectively, on income before income taxes assuming the conversion of all outstanding LLC Units for shares of Class A common stock (with a corresponding cancellation of shares of our Class B common stock). The effective rate also excludes the impact of transaction costs and discrete items. The estimated tax rate includes provisions for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction and excludes the impact to the rate of follow-on offering costs.

(c)

For all periods presented, represents the total number of shares of Class A common stock outstanding including all outstanding LLC Units of The Habit Restaurants, LLC as if they were exchanged on a one-for-one basis for the Company’s Class A common stock (with a corresponding cancellation of shares of our Class B common stock). Diluted earnings per share gives effect during the reporting period to all dilutive potential shares outstanding resulting from employee stock-based awards using the treasury method.